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                                                                    EXHIBIT 99.1

FROM:     Health Fitness Corporation
          3600 American Boulevard West, Suite 560 - Minneapolis, Minnesota 55431

CONTACT:  Wes Winnekins, CFO
          952.897.5275 - wes.winnekins@hfit.com

          Dennis B. McGrath, McGrath Buckley Communications Counseling
          651.646.4115 - dennis@mcgrath-buckley.com

HEALTH FITNESS CORPORATION ANNOUNCES THIRD QUARTER 2003
FINANCIAL RESULTS

MINNEAPOLIS, MN -- NOVEMBER 11, 2003 -- Health Fitness Corporation (OTC BB:
HFIT) today announced financial results for the third quarter and nine months ended September 30, 2003.

For the quarter ended September 30, 2003, revenue was $7,445,094, up $510,336 or 7.4% over revenue of $6,934,758 for the same quarter last year. Earnings before income taxes for the quarter, which is net of $54,722 in interest and other charges related to acquisition financing, were $145,989, a decrease of $4,840 or 3.2% from $150,829 for the same quarter last year. Net earnings for the quarter were $87,786, down $689,679 or 88.7% from $777,465 for the same quarter last year. This decline in net earnings is distorted because of a $625,300 deferred tax benefit recognized in the third quarter of last year related to the reversal of a deferred tax asset valuation allowance.

For the nine months ended September 30, 2003, revenue increased $2,386,966, or 11.8%, to $22,695,925, compared to $20,308,959 for the same period in 2002.
Earnings before income taxes were $952,038, up $262,803 or 38.1% from $689,235 for the same period last year. Net earnings decreased $1,762,875 or 75.5% to $573,099 compared to $2,335,974 for the same period in 2002. This decline in net earnings is primarily due to the fact that the first nine months of 2002 included a $1,875,900 deferred tax benefit related to the reversal of a deferred tax asset valuation allowance.

"The third quarter marked an important milestone for our Company," said Jerry Noyce, CEO and President. "On August 25, 2003, we signed an agreement to acquire the business assets of the Health & Fitness Services Division (HFS Division) of Johnson & Johnson Health Care Systems Inc. We are tremendously excited about this opportunity, which will broaden our program offerings and strengthen our client list. After this transaction closes, we will have

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the largest market share and geographical presence in the corporate wellness and fitness industry, which will allow us to generate more opportunities to grow our Company.

"Looking at our financial performance through September 30, we've grown our 2003 revenues almost 12% over the same period in 2002. This was accomplished primarily from new management contracts secured in 2002. However, our year-over-year growth rate is beginning to decline from earlier levels. In an effort to reduce expenses because of the tight economy, certain hospital customers have recently terminated their fitness center management contract. A couple of our corporate customers have closed some of their plants, which has eliminated the need for fitness center staffing. We've also experienced lower activity for new contract sales due primarily to an increase in price competition. On the other hand, revenue from our Health Enhancement Programs, which include personal training, massage therapy and other health management services, has exceeded our plan objective through the end of the third quarter.

"Our operating income as a percent of revenue has decreased slightly from 2002 as a result of higher expenses at new corporate fitness centers where we have assumed profit and loss responsibility. In the months to come, we expect margin improvement at these centers as these programs mature.

"Our working capital borrowings, exclusive of the long-term debt we secured to finance our pending acquisition, were repaid in full by the end of the quarter. We consider this a significant accomplishment considering that our working capital and other short-term borrowings were as high as $3 million about 3 years ago. As we look towards the closure of our pending acquisition, I feel very good about our market position and the future prospects for HFC," Noyce concluded.

Health Fitness Corporation is the leading provider of results-oriented fitness, assessment, wellness, and occupational health services to corporations, hospitals, universities and communities. HFC has been serving clients since 1975 and manages approximately 200 sites across the United States and Canada. For more information about HFC, visit www.hfit.com.

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This press release contains forward-looking statements within the meaning of federal securities laws. These statements include statements regarding intent, belief, or current expectations of the Company and its management and specifically include the statement regarding the Company's expectation for margin improvements and future prospects after closure of the Company's pending acquisition. These forward-looking statements are not guarantees of the future performance and involve a number of risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in these statements. These statements should be read in conjunction with the various factors affecting the Company's operations and financial condition discussed in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained within the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. There is no assurance that the Company will be able to capitalize on any of these forward-looking statements.

Financial tables follow.

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                           HEALTH FITNESS CORPORATION
                       CONSOLIDATED STATEMENT OF EARNINGS
                                   (unaudited)

                                                   Three Months Ended                           Nine Months Ended
                                                     September 30,                               September 30,
                                          ------------------------------------        --------------------------------------
                                              2003                 2002                    2003                  2002
                                          --------------      ----------------        ----------------      ----------------
REVENUE                                   $   7,445,094       $     6,934,758         $    22,695,925       $    20,308,959
COST OF REVENUE                               5,979,326             5,514,309              17,994,616            15,960,684
                                          --------------      ----------------        ----------------      ----------------
GROSS PROFIT                                  1,465,768             1,420,449               4,701,309             4,348,275
OPERATING EXPENSES
   Salaries                                     834,781               702,243               2,407,539             2,058,319
   Selling, general and admin.                  393,018               463,824               1,223,937             1,293,757
                                          --------------      ----------------        ----------------      ----------------
     Total Operating Expenses                 1,227,799             1,166,067               3,631,476             3,352,076
OPERATING INCOME                                237,969               254,382               1,069,833               996,199
OTHER INCOME (EXPENSE)
   Interest Expense                            (59,031)             (100,586)                (82,987)             (298,710)
   Other, net                                  (32,949)               (2,967)                (34,808)               (8,254)
                                          --------------      ----------------        ----------------      ----------------
EARNINGS BEFORE INCOME TAXES                    145,989               150,829                 952,038               689,235
Income Tax Expense (Benefit)                     58,203             (626,636)                 378,939           (1,646,739)
                                          ==============      ================        ================      ================
NET EARNINGS                              $      87,786       $       777,465         $       573,099       $     2,335,974
                                          ==============      ================        ================      ================
NET EARNINGS PER SHARE
   Basic                                  $        0.01       $          0.06         $        0.05         $          0.19
   Diluted                                         0.01                  0.06                  0.05                    0.19
WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING
   Basic                                     12,341,284            12,289,558              12,324,292            12,173,442
   Diluted                                   12,743,441            12,413,530              12,542,024            12,332,195


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                           HEALTH FITNESS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)


                                                                                    September 30,           December 31,
                                                                                         2003                   2002
                                                                                   -----------------      -----------------
ASSETS
CURRENT ASSETS
     Cash                                                                          $        744,480       $         91,658
     Trade and other accounts receivable, less allowances                                 3,600,307              4,036,888
        of $94,000 and $88,900
     Prepaid expenses and other                                                             207,105                266,734
     Deferred tax assets                                                                    731,500                731,500
                                                                                   -----------------      -----------------
         Total current assets                                                             5,283,392              5,126,780

PROPERTY AND EQUIPMENT, net                                                                 225,125                176,206

OTHER ASSETS
     Cash held in escrow                                                                  5,250,000                      -
     Goodwill                                                                             5,308,761              5,308,761
     Deferred tax assets                                                                  1,929,244              2,254,876
     Other                                                                                  609,616                 89,188
                                                                                   -----------------      -----------------
                                                                                   $     18,606,138       $     12,955,811
                                                                                   =================      =================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Note payable                                                                  $             -        $        304,589
     Trade accounts payable                                                                 289,108                409,150
     Accrued salaries, wages and payroll taxes                                            1,606,228              1,072,982
     Other accrued liabilities                                                              293,917                415,856
     Accrued self-funded insurance                                                          261,856                267,042
     Deferred revenue                                                                     1,229,136              1,407,437
                                                                                   -----------------      -----------------
         Total current liabilities                                                        3,751,137              3,877,056

LONG-TERM OBLIGATIONS, less current maturities                                            5,250,000                      -

COMMITMENTS AND CONTINGENCIES                                                                     -                      -

STOCKHOLDERS' EQUITY
     Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued                   -                      -
       or outstanding
     Common stock, $0.01 par value; 25,000,000 shares authorized; 12,351,084 and            123,510                122,977
       12,297,661 shares issued and outstanding
     Additional paid-in capital                                                          17,020,873             16,997,367
     Accumulated deficit                                                                (7,468,490)            (8,041,589)
                                                                                   -----------------      -----------------
                                                                                          9,675,893              9,078,755
                                                                                   -----------------      -----------------
                                                                                   $     18,606,138       $     12,955,811
                                                                                   -----------------      -----------------





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